EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE            Contact:Larry E. Holdren
November 16, 1999                        President, Retail and Banking Division
                                         (740) 373-3155


                  PEOPLES BANKING AND TRUST COMPANY ESTABLISHES
                    LOAN PRODUCTION OFFICE IN LANCASTER, OHIO
           ----------------------------------------------------------

             Lancaster native John G. Hock to lead new sales office

     MARIETTA, Ohio - The Peoples Banking and Trust Company ("Peoples Bank"), a subsidiary of Peoples Bancorp Inc. (Nasdaq: PEBO), announced today the recent opening of a loan production office in Lancaster, Ohio.
         The new office will focus primarily on serving the commercial credit needs of Fairfield County and particularly the Lancaster, Ohio, area. In the future, the office will also offer investment and insurance products. The new office is located at 117 W. Main Street in Lancaster and its phone number is
(740) 653-4995.
         Larry E. Holdren, President of Peoples Bank's Retail and Banking Division, commented, "The central Ohio area is a growing market and we believe Peoples Bank can satisfy some of the loan demand in that expanding area. The Lancaster sales office also complements our existing full-service banking center in nearby Baltimore."
         John G. Hock has joined Peoples Bank as Vice-President and will manage the Lancaster lending operation. Hock has 15 years experience in financial services and has spent the last 10 years in the Lancaster area specializing in commercial banking. Hock graduated from Ohio University in 1987 and received a Masters Degree in Business Administration from Ohio University in 1993. Currently a resident of the Lancaster area, Hock also serves as a board member for the Lancaster-Fairfield County Chamber of Commerce, Fairfield County United Way, and other local community groups.
         Holdren added, "John is a good fit with our Company. We are pleased to welcome him to our Business Services team. John's strong background and lending experience in central Ohio has provided an exciting entry into the Lancaster market area for Peoples Bank."
         Peoples Bancorp Inc. is a diversified financial services holding company head quartered in Marietta, Ohio, with over $1 billion in assets. Peoples Bancorp, which is Y2K ready, operates 38 financial service locations in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp's banking subsidiaries include Peoples Bank with offices in Ohio and West Virginia; The First National Bank of Southeastern Ohio with three Ohio offices; and Peoples Bank FSB, with four Kentucky offices. Through its subsidiaries, Peoples Bancorp offers complete banking services and makes available other financial services, such as trust services, investment and insurance products, and internet banking. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol "PEBO." Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection, Peoples Bank's internet banking product, at www.peoplesbancorp.com.

                                 END OF RELEASE